Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245

Hamilton HM JX

Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280

Contact:	David Radulski Investor Relations (441) 294-7460	Carol A. Parker Trott Media Relations (441) 294-7290

XL CAPITAL LTD NAMES MICHAEL S. McGAVICK AS CHIEF EXECUTIVE OFFICER

HAMILTON, BERMUDA, March 17, 2008 – XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today named Mr. Michael S. McGavick as its next Chief Executive Officer.

Mr. McGavick is scheduled to join the Company on May 1 replacing Mr. Brian M. O’Hara, Chief Executive Officer for the last 13 years, who announced in October 2007 that he would retire as CEO by mid-2008. To provide continuity during the transition, Mr. O’Hara, who is currently serving as Acting Chairman of XL’s Board of Directors, will serve as Chairman during the final year of his current term on the Board which expires in April 2009.

Mr. McGavick, whose appointment is subject to immigration approval from the Government of Bermuda, was President & CEO of the Seattle-based Safeco Corporation (NYSE: SAF) from January 2001 to December 2005.
Prior to joining Safeco, Mr. McGavick spent six years with the Chicago-based CNA Financial Corporation, where he held various senior executive positions before becoming President and Chief Operating Officer of the company’s largest commercial insurance operating unit. Mr. McGavick’s insurance industry experience also includes two years as Director of the American Insurance Association’s Superfund Improvement Project in Washington D.C. where he became the Association’s lead strategist in working to transform US Superfund environmental laws. Most recently Mr. McGavick ran for a seat in the US Senate in the state of Washington.

XL Lead Director Mr. Robert R. Glauber, who chaired the Company’s CEO Succession Committee, said: “Mike is an extremely talented insurance executive with experience leading Safeco and, before that, the commercial lines business at CNA. The Succession Committee believes he is not only capable of meeting the high standards set by Brian O’Hara but will be successful in transforming XL to meet the challenges of our next decade.”

Commenting on the selection of an external candidate, Mr. Glauber added: “While the Company has extremely talented and capable internal candidates, the Committee decided that XL, having been led by one of its founding executives for 13 years, would benefit most from an external perspective at the top level of leadership.”

Mr. McGavick said: ”XL is known for its underwriting excellence and a values-based culture of integrity, both of which have been developed under Brian’s leadership. These are the very differentiating characteristics with which I closely identify and I am proud to have been chosen as the Company’s next CEO. XL is a world class brand with very successful insurance, reinsurance and life reinsurance businesses and I look forward to helping it realize its full potential.”

Mr. O’Hara said: “Like our Board of Directors, I am very excited to have Mike McGavick joining us. I have known Mike for many years, both as a colleague and as a customer and I am very pleased that we have selected a candidate of his caliber. He is a leader who fully understands the challenges of a complex organization and the importance of a strategy which plays to your strengths. I’m looking forward to working with him.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of December 31, 2007, XL Capital Ltd had consolidated assets of $57.8 billion and consolidated shareholders’ equity of $9.9 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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